EXHIBIT 21

                              SPARTECH CORPORATION
                           SUBSIDIARIES OF REGISTRANT


Legal Entity               DBA                         Incorporation or
                                                       Organization

Atlas Alchem Plastics,     Spartech Plastics           Delaware
Inc.

TKM Plastics, LP           Spartech Plastics           Missouri

Franklin-Burlington        Spartech Vy-Cal             Delaware
Plastics, Inc.
                           Spartech Polycom

Alchem Plastics, Inc.      Spartech Plastics           Delaware

Alchem Plastics            Spartech Plastics           Georgia
Corporation

Anjac-Doron Plastics, Inc. Spartech Profiles           California

Spartech Polycom, Inc.     Spartech Polycom            Pennsylvania
                           Spartech Color

Spartech Polycom, S.A.S.   Spartech Polycom            France

PolyTech South, Inc.       Spartech Polycom            Delaware

UVTEC, L.P.                Spartech Polycom            Texas

Spartech Plastics, Inc.    Spartech Plastics           Delaware

Spartech Industries, Inc.  Spartech Industries         Delaware
                           Spartech Profiles

Spartech Canada, Inc.      Spartech Color              New Brunswick
                           Spartech Plastics
                           Spartech Profiles


Alshin Tire Corporation    Spartech Industries         California

Spartech Polycast, Inc.    Spartech Polycast           Delaware

Spartech Townsend, Inc.    Spartech Townsend           Delaware

Spartech Industries        Spartech Marine             Delaware
Florida, Inc.
Spartech de Mexico, S.A.   Spartech Plastics           Mexico
de C.V.                    Spartech Polycom
Polymer Extruded Products, Spartech PEP                New Jersey
Inc.
X-Core, LLC (86% owned)    Spartech Industries         California